Exhibit 99.1



NEWS RELEASE

BASF to acquire Callery Chemical from Mine Safety Appliances Company Transaction expands BASF inorganic chemicals line, sharpens MSA focus on core business

MOUNT OLIVE, N.J. and PITTSBURGH, Pa., July 21, 2003 - BASF has agreed to acquire certain assets of the Callery Chemical Division of Mine Safety Appliances Company (AMEX:MSA), the companies announced today. BASF will pay approximately $65 million for these assets.

The transaction will broaden BASF's inorganic chemicals portfolio and support an expansion into important non-cyclical life science markets globally while strengthening MSA's focus on its core safety products business, the companies said.

The acquisition includes Callery's Evans City, Pa., site with the land and all production facilities, business relationships, and inventory. BASF and MSA expect to complete the transaction by the end of the third quarter of 2003, subject to required regulatory approval, receipt of consents to assign certain material agreements, and satisfaction of other customary closing conditions.

In 2002, Callery Chemical had sales of $30 million. Operating since 1939, it is a leading manufacturer of boron and potassium chemicals used in pharmaceutical products and other applications. MSA, the world's leading manufacturer of personal protective equipment, announced in November 2002 that it was exploring the possible sale of Callery Chemical.

"Callery is a perfect fit for BASF," said Wayne Hill, group vice president, Intermediates and Inorganics Group, BASF Corporation. "It is an attractive business containing specialty inorganic products that expand our inorganic product line to one of the broadest available. With high technological know-how, production flexibility, and the ability to develop tailor-made solutions, this acquisition can help BASF to quickly expand inorganic product sales in important non-cyclical markets including pharmaceutical, agrochemical and fine chemicals."

The transaction will allow MSA to focus on driving growth in its core business
- safety products that protect people - according to John T. Ryan III, chairman and chief executive officer of MSA. "Callery has been a valuable part of MSA for more than six decades and has grown significantly over the years because of the efforts of the fine people who work there," Mr. Ryan said. "However, Callery's business and MSA's safety equipment business have progressed in different directions. The BASF acquisition marks the start of an exciting new era for Callery Chemical because BASF has the resources and marketing expertise to expand its leadership in specialty inorganic chemicals."

Proceeds from the sale will be available to MSA for general corporate purposes or may be distributed to shareholders. JP Morgan was the sole advisor to MSA on this transaction.

BASF plans to continue manufacturing operations at the Evans City plant, which is located north of Pittsburgh. Once the transaction closes, Callery will become part of BASF's North American Inorganics business and its global Inorganics division. MSA's Safety Products manufacturing operations at the Evans City location will continue under a multi-year lease agreement between the parties.

Although the pharmaceutical industry is presently Callery's largest market, its products are also used worldwide in agrochemicals, surfactants, adhesives, polymers, electronics, flavors, fragrances and automobiles. Callery's product line comprises reagents for organic synthesis, including alkali metals and alcoholates used as strong bases and catalysts, borane chemicals used for selective reductions and hydroborations, and new boron products that support the rapidly growing chemistry technology known as Suzuki coupling.


About the companies

BASF: Helping Make Products Better(TM)
BASF is the world's leading chemical company, offering its customers a range of high-performance products, including chemicals, plastics, performance products, agricultural products, fine chemicals as well as crude oil and natural gas. Its distinctive approach to integration, known in German as "Verbund," is its strength. It enables BASF to achieve cost leadership and gives the company a competitive advantage. BASF conducts its business in accordance with the principles of sustainable development. In 2002, BASF had sales of $34 billion and more than 89,000 employees worldwide. BASF Corporation is the North American affiliate of BASF AG, Ludwigshafen, Germany. In North America, 2002 sales were approximately $8.2 billion and the company employs approximately 12,000 people. For more information or to receive news releases by e-mail, visit www.basf.com/usa.

MSA
MSA is the largest company dedicated to producing a complete range of equipment and systems for worker and plant protection. A global company with 27 international affiliates, MSA products help protect lives in more than 120 countries. Key offerings include respiratory protective equipment including gas masks and self-contained breathing apparatus, products for head, eye and face protection, hearing protection products, thermal imaging cameras, fall protection equipment, and portable and permanently installed gas detection and monitoring devices. The company has annual sales of $560 million with its largest market being the fire service industry. For more information, visit www.msanet.com.

For more information, contact:

BASF
Bill Pagano
BASF Corporation
Tel: (973) 426-2139
E-mail: paganow@basf.com

MSA
Benedict DeMaria
MSA
Tel: (412) 967-3108
E-mail: ben.demaria@msanet.com